NEWS RELEASE

	CONTACTS:	Victory Energy Corporation
Kenny Hill, CEO
Mark Biggers, Interim CFO
512-347-7300

FOR IMMEDIATE RELEASE		Investor Relations:
EXHIBIT 99.1		DRG&L, LLC
Ken Dennard / Ben Burnham
713-529-6600

Victory Energy Announces Transition of Chief Financial Officer

AUSTIN, Texas – November 27, 2012 – Victory Energy Corporation (OTCQB: VYEY), a growth oriented non-operating oil and gas company, today announced the resignation of its Chief Financial Officer, Mark Biggers, for family and personal reasons. Mr. Biggers’ resignation is effective immediately, and he will serve as the Company’s interim chief financial officer during the anticipated short transition period.

Mr. Biggers commented, “It’s been a privilege to work with such a great group of individuals. I appreciate and endorse the efforts of the Victory team as they continue to do everything needed to grow the company and build shareholder value. I look forward to following them along the way.”

Kenny Hill, Victory Energy’s CEO, stated, “I’m pleased that Mark has agreed to stay engaged with Victory during the transition. We thank Mark for his service to the company and wish him well with his future endeavors.”

The Company has initiated a search and is currently interviewing candidates.

Please note that Victory Energy intends to use its website, www.vyey.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Victory Energy website in the “Investor Relations” section. Accordingly, investors should monitor such portions of the Victory Energy website in addition to following press releases, SEC filings and public conference calls and webcasts.

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About Victory Energy Corporation

Victory Energy Corporation (OTCQB: VYEY) is a non-operating company engaged in the exploration, acquisition, development, and production of domestic oil and gas properties. Victory leverages both internal capabilities and strategic industry relationships to acquire working interest positions in low-to-moderate risk oil and gas prospects.

Future investment will focus primarily on oil or liquid-rich gas projects within longer-life reservoirs that offer competitive F&D costs.

The Company had seventeen wells on production at the end of the calendar year 2011 and has an estimated forty-five (45) additional gross wells available to pursue on its currently held ten-thousand eight hundred and fifty-nine (10,859) acres.

Victory, through its partnership with Aurora Energy Partners, has acquired four prospects this year totaling 2,196 gross acres with the potential to add over 477,066 barrels of net oil equivalent to the Company’s future cash flows. The Company’s current producing oil and gas assets are located onshore in Texas and New Mexico.

The Company’s objective is to create long term shareholder value by increasing oil reserves, improving financial returns (higher production volumes, lower costs), and managing the capital on our balance sheet.

Download the investor Fact Sheet for current summary of projects and activity.   Victory Energy is current with its SEC filings and is a full reporting company.  The Company is traded under the ticker symbol VYEY on the OTCQB tier, operated by OTC Markets Group.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

There are forward-looking statements contained in this news release. They use such words as “intend,” “will,” “may,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customer base or acts of war or terrorism; availability and cost of materials and labor; demand for natural gas; cost and availability of capital; competition; the Company’s overall marketing, operational and financial performance; economic and political conditions; the continued service of the Company’s executive officer; adverse developments in and increased or unforeseen legal costs related to the Company’s litigation; the success of the Company’s strategic partnerships and joint venture relationships; the Company’s ability to pay certain debts; adoption of new, or changes in, accounting policies and practices; adverse court rulings; results of other litigation in which the company is involved; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission. Forward-looking information is provided by Victory Energy Corporation pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

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